Zeller Weiss & Kahn, LLP
 CERTIFIED PUBLIC ACCOUNTANTS

1084 Route 22 West Mountainside, NJ 07092 TEL: 908-789-0011 FAX: 908-789-0027	Melvin H. Zeller, CPA Harold N. Binenstock, CPA Stephen E. Rosenthal, CPA Alfred I. Padovano, CPA Phillip E. Hunrath, CPA Peter J. Quigley, CPA

January 23, 2003

Mr. Michael Trotta
Silver Star Foods, Inc.
1251 Linden Avenue
Linden, NJ

Dear Mr. Trotta:

        This is to confirm that the client-auditor relationship between Silver Star Foods, Inc. (Commission File Number 333-42311) and Zeller Weiss & Kahn, LLP has ceased as of January 23, 2003 in regards to all accounting and auditing services and all quarterly reports up through and including September 30, 2002.

Sincerely, /s/ Alfred Padovano

cc:	Office of the Chief Accountant SECPS Letter File Securities and Exchange Commission Mail Stop 9-5 450 Fifth Street, N.W. Washington, D.C. 20549